Stikeman Elliott LLP Barristers & Solicitors

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January 2, 2009

Ballard Power Systems Inc. 9000 Glenlyon Parkway Burnaby, BC V5J 5J8 Canada

Dear Sirs/Mesdames:

Re:	Ballard Power Systems Inc. (Incorporation No. 707699-1) (the "Company") – Registration Statement on Form S-8

We are Canadian counsel to the Company.

We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the "Registration Statement") on Form S-8 under the United States Securities Act of 1933 (the "Act"). We understand that the purpose of the Registration Statement is to register a total of 14,584,561 common shares of the Company (the "Shares"), which are issuable pursuant to the exercise of stock options which have been or may be granted under the Company’s 2002 Share Option Plan, 2000 Share Option Plan and 1997 Share Option Plan, and pursuant to deferred share units and restricted share units that have been or may be granted under the Deferred Share Unit Plan for Directors, Deferred Share Unit Plan for Executive Officers and Restricted Share Unit Plan, with the corresponding Shares issuable under the 2003 Share Distribution Plan and 2000 Share Distribution Plan, all as adopted by the Company’s board of directors (the "Board") on December 16, 2008 (collectively, the "Plans"). The Plans were provided to the Toronto Stock Exchange on January 2, 2009.

We understand that the Company has issued options, deferred share units and restricted share units under the Plans with effect at 11.59 p.m. on December 31, 2008 entitling the holders thereof to acquire Shares (the "Outstanding Plan Shares") and that the Company may issue additional options or additional deferred share units or restricted share units under the Plans to acquire Shares (the "Available Plan Shares").

VANCOUVER

CALGARY

TORONTO

MONTREAL

OTTAWA

NEW YORK

LONDON

SYDNEY

All assumptions and statements of reliance and understanding herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In expressing the opinion set forth herein, we have relied solely on the following documents:

(a)	copies of the Plans;
(b)

a copy of the Certificate of Arrangement issued under Section 192(7) of the Canada Business Corporations Act (the "CBCA") giving effect to the arrangement under Section 192 of the CBCA involving, among others, Superior Plus Income Fund, Superior Plus Corp. (Incorporation No. 248019-1) and the Company;

(c)

copies of consent resolutions of the Board dated with effect on December 16, 2008 approving the granting of options, deferred share units and restricted share units under the Plans, and we assume that such resolutions remain in full force and effect; and

(d)

a certified copy of consent resolutions of the Board dated with effect on December 29, 2008 reserving and allotting Shares for issue on exercise of the units and options issued under the Plans and on exercise of units and options to be issued under the Plans in the future, and we assume that such resolutions remain in full force and effect.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the articles and by-laws of the Company and certain other resolutions of the Board. We have relied exclusively upon these documents without independent investigation for the purpose of providing our opinion expressed below.

In examining all documents we have assumed that:

(a)	all individuals had the requisite legal capacity;
(b)	all signatures are genuine;

(c)	all documents submitted to us as originals are complete and authentic and all photostatic, certified, telecopied, notarial or other copies conform to the originals;
(d)	all facts set forth in the official public records, certificates and documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate; and
(e)	performance of the obligations would not be illegal under the law of the place of performance if that is a place other than British Columbia.

Our opinion below is expressed only with respect to the laws of the Province of British Columbia and the laws of Canada applicable in British Columbia ("Applicable Laws").

Our opinion is expressed with respect to Applicable Laws in effect on the date of this opinion and we do not accept any responsibility to inform the addressees of any change in law subsequent to this date that does or may affect our opinion.

As to various questions of fact relevant to the opinion expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the Plans will be duly authorized by the Company and will comply with all applicable laws.

Based on the above, we are of the opinion that:

1.

the issuance of the Outstanding Plan Shares has been duly and properly authorized, and the Outstanding Plan Shares will, upon the due and proper exercise of options or pursuant to deferred share units or restricted share units granted under the Plans, be validly issued as fully paid and non-assessable common shares of the Company; and

2.	the Available Plan Shares will, upon:
(a)

the grant of one or more options under the Plans, the allotment for issuance of Available Plan Shares under such options, and the fixing of a price for such Available Plan Shares in accordance with the applicable Plans, by the Board and receipt by the Company of payment in full for each such Available Plan Share to be issued and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans; and/or

(b)

the grant of one or more deferred share units or restricted share units under the Plans, the allotment for issuance of Available Plan Shares pursuant to such deferred share units or restricted share units, by the Board and the issuance of such Available Plan Shares in accordance with the terms of the applicable Plans;

be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is solely for the benefit of the addressee and not for the benefit of any other person. It is rendered solely in connection with the transaction to which it relates. It may not be quoted, in whole or in part, or otherwise referred to or used for any purpose without our prior written consent.

Yours truly,

“Stikeman Elliott LLP”